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                                                                Exhibit 99.1


RELEASE: IMMEDIATE

                    GETTY PETROLEUM CORP. ANNOUNCES SPIN OFF
                         RECORD DATE AND $21.2 MILLION
                              ENVIRONMENTAL CHARGE

Jericho, NY, March 13, 1997 -- Getty Petroleum Corp. (NYSE-GTY) announced today that it has set March 21, 1997 as the record date for the spin off of the Company's marketing assets and business to its stockholders. The Company also announced that, in anticipation of the spin off, on January 31, 1997 it transferred the petroleum marketing assets and business to a wholly-owned subsidiary, Getty Petroleum Marketing Inc.

Stockholders of record of Getty Petroleum Corp. on March 21, 1997 will receive a tax-free dividend of one share of Getty Petroleum Marketing Inc. common stock for each share of common stock of Getty Petroleum Corp. The stock certificates will be mailed on March 31, 1997.

Getty Petroleum Marketing Inc. has been approved for listing on the New York Stock Exchange under the symbol GPM. Getty Petroleum Corp., which will change its name to Getty Realty Corp. (GTY) on March 31, 1997, will continue to be traded on the New York Stock Exchange.

Getty Petroleum Corp. also announced that, in contemplation of the spin off, it had completed an environmental study of its retail sites. Under a master lease between Getty Petroleum Corp., as lessor, and Getty Petroleum Marketing Inc., as lessee, Getty Petroleum Corp. is obligated to remediate all known environmental contamination, complete the underground storage tank upgrades required by the EPA regulations by the December 22, 1998 deadline, and remediate all contamination identified at the time of the upgrades. In connection therewith, Getty Petroleum Corp. will record a pretax charge of $21.2 million in its fiscal fourth quarter (increasing its reserve for net environmental costs to $29.9 million), resulting in a loss for the fiscal fourth quarter and year ended January 31, 1997. The $21.2 million charge will also be reflected in the results of operations of Getty Petroleum Marketing Inc. Such charge represents estimated environmental expenditures to be incurred by Getty Petroleum Corp. over the next several years for remediation and monitoring at retail sites. In addition, the Company estimates it will spend approximately $20 million for capital expenditures to meet the December 1998 EPA compliance deadline. In view of the uncertainties associated with environmental expenditures, however, the Company believes it is possible that such expenditures could be substantially higher. Any additional amounts will be reflected in Getty Petroleum Corp.'s financial statements as they become known. In its fiscal 1996 Annual Report to stockholders, the Company had indicated that it may spend approximately $74 million for environmental and capital expenditures to meet the 1998 EPA deadline.

Getty Petroleum Corp., one of the nation's largest independent marketers of gasoline and petroleum products, supplies approximately 1,600 branded locations in twelve Northeastern and Middle Atlantic states, including approximately 1,100 owned or leased properties. The Company is also a marketer of heating oil and is a wholesale distributor of a variety of petroleum products through its east coast petroleum storage and distribution network.

CONTACT: JOHN J. FITTERON @ 516-338-6000